Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement (Form S-1) of Zayo Group Holdings, Inc. of our report dated July 11, 2012, relating to the consolidated financial statements of 360networks Corporation as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Spokane, Washington

July 2, 2014